Exhibit 10.3

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT (hereinafter this “AGREEMENT”) is made and entered into by and between Kenneth Keymer (hereinafter “Keymer”) and NTN BUZZTIME, Inc. (hereinafter “NTN BUZZTIME”), and inures to the benefit of each of NTN BUZZTIME’S current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, insurers, employees and assigns, each of whom are intended third party beneficiaries of this AGREEMENT.

RECITALS

Keymer has separated from his/her employment with NTN BUZZTIME effective Friday, April 30, 2010.

NTN BUZZTIME wishes to provide Keymer with certain benefits in connection with his/her separation and in exchange for the covenants and promise set forth in this AGREEMENT.

Keymer and NTN BUZZTIME also desire to permanently resolve any and all disputes, claims and issues arising out of Keymer’s employment with NTN BUZZTIME or the termination of that employment, as well as any and all other disputes, claims and issues that exist or may exist.

AGREEMENT

Based on the foregoing facts and in consideration of the execution of this AGREEMENT, the mutual covenants and promises contained in the following paragraphs and for other good and valuable consideration, NTN BUZZTIME and Keymer agree as follows:

1.           Consideration.  Provided that Keymer does not revoke this Agreement as provided in Paragraph 9(e), NTN BUZZTIME will provide him/her with the following consideration (collectively “Severance Benefits”):

a.
NTN BUZZTIME shall pay to Keymer a sum of $34,615.39, less federal and state tax withholdings calculated in accordance with federal and state severance taxation guidelines and authorized deductions (using the same formula as such withholdings and deductions that were withheld during Keymer’s employment).  The payment identified above shall not be paid immediately or in one lump sum.  Instead, the payments shall be made biweekly in accordance with NTN BUZZTIME’s regular pay dates. The first payment will be made on the next regular pay date once the Agreement is effective in accordance with Section 2 below.

b.	NTN BUZZTIME shall accelerate vesting of 93,750 options related to the Option Agreement dated July 27, 2009.

c.	Keymer acknowledges that he/she would not otherwise be entitled to the Separation Benefits in this section were it not for the covenants, promises and releases set forth in this AGREEMENT.

2.           Effective Date.  This AGREEMENT shall be effective on the eighth day after the date on which Keymer executes it, so long as he/she has not exercised his/her right of revocation as described in Paragraph 9(e) below.

3.           Acknowledgment of Compensation Received.  Keymer represents and acknowledges that, prior to the date of his/her execution of this AGREEMENT, he/she has received from NTN BUZZTIME any and all wages, benefits and other compensation due and owing to him/her as a result of his/her employment with NTN BUZZTIME, including without limitation any and all accrued but unused paid time off.

4.           Exercise of Vested Stock Options.  Keymer acknowledges and agrees that any stock option benefits he/she is entitled to and any rights he/she may have to exercise vested stock options are governed by the 2004 Performance Incentive Plan.

5.           Tax Liability and Representations. Keymer agrees that NTN BUZZTIME has made no representations to him/her regarding the tax consequences of the Severance Benefits and that he/she has not relied upon any such representations in entering into this Agreement.   Keymer agrees to pay all federal or state taxes, if any, which are required by law to be paid with respect to the Severance Benefits except those amounts withheld by NTN BUZZTIME in accordance with Paragraph 1(a).  Keymer further agrees to indemnify and hold NTN BUZZTIME, its predecessors, and its current and former officers, directors, employees, attorneys, representatives, successors and assigns harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against NTN BUZZTIME, or any of the foregoing persons or entities, for any amounts claimed due on account of his/her receipt for the Severance Benefits or pursuant to claims made under any federal or state tax laws.

6.           Return of NTN BUZZTIME Equipment.  Keymer represents that he/she will return no later than April 30, 2010 any and all equipment except for his current laptop and docking station, other computers, PDAs, cell phones, keys, documents, notebooks, memoranda, reports, files, books, correspondence, financial statements, contact lists and other materials in his/her possession, which are the property of NTN BUZZTIME.

7.           Keymer's General Release. In exchange for the consideration provided by this AGREEMENT and except for those obligations created by or arising out of this AGREEMENT, Keymer’s, on his/her own behalf and behalf of his/her descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, to the fullest extent permitted by law releases and discharges NTN BUZZTIME, its divisions, subsidiaries, parents, or affiliated partnerships and corporations, past and present, and each of them, as well as its and their directors, officers, shareholders, partners, representatives, attorneys, assignees, successors, agents, insurers, and employees, past and present, and each of them (individually and collectively, “Releasees”), from and with respect to any and all claims, rights, obligations, demands, actions, liabilities and causes of action of any kind or nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claim” or “Claims”), arising out of or in any way connected with Keymer’s employment, termination of employment, and any other relationship with, interest in or separation from NTN BUZZTIME which may be raised pursuant to any law, constitution, statute, regulation or any common law theory, whether in tort, contract, equity or otherwise and regardless of the type of damages or recovery sought.  This release includes, without limiting the foregoing, any and all Claims for severance pay, stock, stock options or stock option benefits, profit sharing, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance (except as otherwise specified herein) or any other fringe benefit, or disability, or any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this AGREEMENT.   This release also includes, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Colorado Antidiscrimination Act,  Sarbanes Oxley, Securities and Exchange Commission rules or any other federal, state or local law, regulation, ordinance, public policy, contract, tort or common law claim.  This Release also does not preclude Keymer from filing suit to challenge the Company’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or filing a charge with the Equal Employment Opportunity Commission (“Commission”).  However, Keymer is waiving any claim she may have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Release. Claims not covered by the release provisions of this AGREEMENT are: (i) claims for unemployment insurance; (ii) claims for worker’s compensation benefits and/or (iii) any other claims that may not be released by private agreement.

8.           Representation of No Pending Actions.  Keymer represents that he/she has not filed any complaint, claims or actions against NTN BUZZTIME, its officers, agents, directors, supervisors, employees, or representatives with any state, federal or local agency or court, and that he/she will not file do so at any time hereafter except as allowed by Paragraph 7 and that if any agency or court assumes jurisdiction of any such complaint, claim or action against NTN BUZZTIME or any of its officers, agents directors, or employees, Keymer will direct that agency or court to withdraw from or dismiss with prejudice the matter where necessary for compliance with Paragraph 7.

9.           Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act (“ADEA”).  Keymer expressly acknowledges and agrees that:

a.	He/She has had the opportunity of a full forty-five (45) days within which to consider this Agreement before signing it although he/she may by his/her own choice execute this Agreement earlier.

b.	In return for this AGREEMENT, Keymer will receive consideration, i.e., something of value, beyond that to which he/she was already entitled before entering into this AGREEMENT.

c.	He/She was advised and is hereby advised in writing by this AGREEMENT to consult with an attorney of his/her choice before signing this AGREEMENT;

d.
He/She has been provided information, attached to this AGREEMENT as Attachment A, a list of all individuals within the same job classification or organizational unit affected by the business reorganization.

e.
Keymer was informed, and is informed in this writing, that he/she has seven (7) days following the date he/she executes this AGREEMENT in which to revoke it.  Keymer may revoke this AGREEMENT only by giving NTN BUZZTIME formal, written notice of his/her revocation, addressed to:  Shannon Kehle, NTN Buzztime, Inc., 5966 La Place Court, Suite 100, Carlsbad, CA 92008.

f.	He/She acknowledges and understands that this AGREEMENT shall not be effective until the date upon which the revocation period expires, which is the Effective Date set forth in Paragraph 2.

g.
He/She specifically releases and waives NTN BUZZTIME from all rights and claims which Keymer may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefits Protection Act, which arose prior to the execution of this AGREEMENT, including but not limited to, any claim relating to Keymer’s separation. He/she understands that any rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date this AGREEMENT is signed are not waived.

10.           Severability. Keymer agrees that if any provision of the release given by him/her under this AGREEMENT or any other provision of this AGREEMENT is found to be unenforceable, it will not affect the enforceability of the remaining provisions and all remaining provisions shall be enforced and enforceable to the fullest extent permitted by law.

11.           Confidentiality of This Agreement. Keymer promises and agrees that, unless required by law, he/she will not disclose to others and will keep confidential both the fact of and the terms of this AGREEMENT, including the amounts referred to and terms set forth in this AGREEMENT, except that he/she may disclose this information to his/her spouse and to his/her attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Keymer has consulted such professional advisors.  Prior to the disclosure of any information required to be held confidential by Keymer, Keymer shall provide prompt, written notice to NTN BUZZTIME of such requested or contemplated disclosure, shall permit NTN BUZZTIME adequate opportunity to oppose such disclosure if it chooses to do so, and shall participate reasonably with NTN BUZZTIME to limit or preclude the disclosure of any such confidential information.

12.           Promise to Maintain Confidentiality of Confidential Information. Regardless of whether Keymer accepts this AGREEMENT, Keymer shall continue to maintain the confidentiality of all confidential and proprietary information of NTN BUZZTIME as required by the Confidentiality and Work for Hire Agreement, which remains in effect after the date of the termination of his/her employment, executed by him/her in favor of NTN BUZZTIME.

13.           No Admission of Liability. The parties agree that this AGREEMENT, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any parties’ current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, insurers, employees and assigns.  NTN BUZZTIME specifically disclaims any liability to Keymer or any other person, for any alleged violation of the rights of Keymer or any person, or for any alleged violation of any order, law, statute, duty or contract on the part of NTN BUZZTIME, its employees or agents or related companies or their employees or agents.

14.           Non-Disparagement.  In consideration for the benefits to be provided to him/her pursuant to this AGREEMENT, Keymer agrees that he/she shall not disparage NTN BUZZTIME, or its officers, directors, and employees, or any other Releasee, past or present.

15.           Enforcement. It is further understood and agreed that if, at any time, a violation of any term of this AGREEMENT is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

16.           Integrated Agreement. This instrument constitutes and contains the entire agreement and understanding concerning Keymer’s employment and the other matters addressed.  The parties intend it as a complete and exclusive statement of the terms of their AGREEMENT.  Except with respect to the existing and continuing obligations imposed upon Keymer by the other agreements he/she has executed in favor of NTN BUZZTIME which remain effective after the termination of Keymer’s employment, including the Confidentiality and Work for Hire Agreement and the 2004 Performance Incentive Agreement, this AGREEMENT supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters herein.  This is a fully integrated document.

17.           Non-Transfer of Released Matters.  Keymer warrants and represents that he/she has not heretofore assigned or transferred to any person any released matter or any part or portion thereof, and Keymer shall defend, indemnify and hold harmless NTN BUZZTIME and any Releasee from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

18.           Waiver, Amendment and Modification of AGREEMENT. The parties agree that no waiver, amendment or modification of any of the terms of this AGREEMENT shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this AGREEMENT shall be construed as a waiver of any other term, condition or default.

19.           Governing Law.  This AGREEMENT shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Colorado.

20.           Counterparts. This AGREEMENT may be signed in counterparts as though signed as one document.  Signatures provided by facsimile and by electronic scan shall have the same force and effect as original signatures.

[Signatures Provided on Following Page]

21.           Voluntary Execution. The parties hereby acknowledge that they have read and understand this AGREEMENT and that they sign this AGREEMENT voluntarily and without coercion.

IN WITNESS WHEREOF, the parties have executed this AGREEMENT on the respective dates set forth below:

Dated: April 30, 2010	/s/ Kenneth Keymer
Kenneth Keymer

NTN BUZZTIME, INC.

Dated: April 30, 2010	/s/ Shannon Kehle
Shannon Kehle
Vice President Human Resources